Exhibit 99.1
NEWS RELEASE

Media contact:	Stephanie Hoff, Director of Corporate Communications, (218) 739-8535
Investor contact:	Tyler Akerman, Manager of Investor Relations, (800) 664-1259

For release:	August 1, 2022	Financial Media
Otter Tail Corporation Announces Record Second Quarter Earnings, Increases 2022 Earnings Guidance, Board of Directors Declares Quarterly Dividend of $0.4125 per Share
FERGUS FALLS, Minnesota - Otter Tail Corporation (Nasdaq: OTTR) today announced financial results for the quarter ended June 30, 2022.
SUMMARY
Compared to the quarter ended June 30, 2021:
•Consolidated operating revenues increased 40% to $400 million.
•Consolidated net income increased 104% to $86 million.
•Diluted earnings per share increased 103% to $2.05 per share.
The corporation is increasing its 2022 diluted earnings per share guidance range to $6.83 to $7.13 from its previous range of $5.15 to $5.45.
CEO OVERVIEW
“Otter Tail Corporation, through the efforts of our employees, achieved record financial results for the quarter ended June 30, 2022,” said President and CEO Chuck MacFarlane. “Our Plastics segment completed another outstanding quarter as demand continued to outpace supply. This along with an increase in resin prices continued to drive an increase in the sales price of PVC products resulting in a further strengthening of spreads.
“Electric segment earnings increased 22.2 percent compared to the second quarter of 2021, driven by increased commercial and industrial sales and finalization of interim rate refunds in connection with the conclusion of our Minnesota Rate Case. Manufacturing segment earnings increased 32.4 percent compared to the second quarter of 2021 primarily at BTD Manufacturing, Inc. (BTD) due to increases in sales prices, volumes and favorable cost absorption.
“In June 2022, Otter Tail Power exercised its option to purchase the Ashtabula III wind farm, located in eastern North Dakota, for $49.7 million, subject to certain closing adjustments. We have purchased the wind-generated electricity from the Ashtabula III wind farm since 2013, pursuant to a purchase power agreement, and that agreement granted us the option to purchase the wind farm. The purchase is subject to certain customary closing conditions and regulatory approval, and will add 62.4 megawatts of capacity to our owned generation assets. We anticipate the transaction will close in January 2023.
“Otter Tail Power filed its Integrated Resource Plan in September of 2021. The requests in the five-year action plan include the addition of dual fuel capability at our Astoria Station natural gas plant, the addition of 150 MW of solar generation in 2025 and the commencement of the process to withdraw from our 35 percent ownership in Coyote Station by December 31, 2028. After incorporating the requests included in the Integrated Resource Plan, we now anticipate capital expenditures in our Electric segment of nearly $1 billion over the next five years, which will result in a compounded annual growth rate in average rate base of approximately 6.0 percent from the end of 2021 to the end of 2026.
“We continue to make progress on the development of Otter Tail Power’s 49.9 MW Hoot Lake Solar project, which is being constructed on and near the retired Hoot Lake Plant property in Fergus Falls, Minnesota. The project is expected to be completed in 2023 and has received renewable rider eligibility approval in Minnesota. The location of Hoot Lake Solar offers us a unique opportunity to utilize our existing Hoot Lake transmission rights, substation and land. We have contracts in place for thin-film panels which reduces supply chain risks related to the United States ban on goods from the Xinjiang region of China and the U.S Department of Commerce investigation.
“Our investments in Hoot Lake Solar, those requested in our Integrated Resource Plan, and other capital expenditure plans allow us to improve our customers’ experience, reduce operating and maintenance expenses, reduce emissions and improve reliability. We are targeting to reduce carbon emissions from our owned generation resources approximately 50 percent from 2005 levels by 2025 and 97 percent from 2005 levels by 2050.
“Otter Tail Power’s new load with a customer that is a builder and operator of next-generation data centers, which provide substantial computing power to blockchain infrastructure and support Bitcoin mining, came online during the first quarter.
“The Minnesota Public Utility Commission (MPUC) issued its written order on our Minnesota Rate Case on February 1, 2022. The written order included approval of a return on equity of 9.48 percent on a 52.5 percent equity layer, a revenue decoupling mechanism and numerous other items. Final rates took effect on July 1, 2022. Interim rate refunds will be applied as a credit to customer accounts beginning in August 2022.

“The MPUC approved our new Electric Utility Infrastructure Cost Recovery Rider. This approval allows Otter Tail Power Company to recover costs related the Advanced Metering Infrastructure and Outage Management System projects.
“Our Manufacturing segment continues to experience a volatile steel market. Steel prices peaked in the fourth quarter of 2021 at historically high levels with prices now declining to below $1,000 per ton. We successfully managed through the high priced finished goods inventory during the first six months of 2022. Steel lead times continue to improve. We remain focused on managing our steel supply to ensure we continue to receive material on time.
“Demand for PVC pipe continues to outpace supply causing sales prices to continue to increase at a rate above raw material price increases which led to record second quarter earnings. We continue to experience some supply chain issues that are limiting production and the ability to build finished goods inventory.
“The headline for the quarter is certainly the continued excellent financial performance of our Plastics Segment. However, it is important to note our business model is performing well. Our electric segment is expected to deliver an 8.4% compounded annual growth rate in earnings per share from 2017 through the year ending 2022 based on the current midpoint of our guidance. The combined compounded annual growth rate for the electric and manufacturing segment, inclusive of corporate costs, for the same time frame is 8.8%.
“Our long-term focus remains on executing our growth strategies. For our electric utility, our strategy is to continue to invest in rate base growth opportunities and drive efficiency, create a more predictable earnings stream, maintain our credit quality and preserve our ability to pay dividends.
“Our 2021 earnings mix was 59% from our manufacturing platform and is now expected to be 73% for 2022. This change from our long term goal of 70% electric and 30% manufacturing platform has been driven by the plastics pipe business and the unique market conditions in 2021 and 2022. We currently expect to see elevated earnings from our manufacturing platform into 2023 with our earnings mix returning to 65% from our electric segment and 35% from our manufacturing platform beginning in 2024.
“Our strategic initiatives to grow our business and achieve operational, commercial and talent excellence continue to strengthen our position in the markets we serve. We remain confident in our long-term ability to grow earnings per share in the range of 5 to 7 percent compounded annual growth rate off a base of $2.34 in 2020. We are increasing our 2022 diluted earnings per share guidance to a range of $6.83 to $7.13 from our updated annual guidance of $5.15 to $5.45 primarily due to continued strong performance from our Plastics Segment in the second quarter of 2022 and expected performance for the remainder of the year.”
QUARTERLY DIVIDEND
On August 1, 2022 the corporation’s Board of Directors declared a quarterly common stock dividend of $0.4125 per share. This dividend is payable September 9, 2022 to shareholders of record on August 15, 2022.
CASH FLOWS AND LIQUIDITY
Our consolidated cash provided by operating activities for the six months ended June 30, 2022 was $175.6 million compared to $68.6 million for the six months ended June 30, 2021. The increase in cash provided by operating activities was primarily due to a $85.5 million increase in net income.
Investing activities for the six months ended June 30, 2022 included capital expenditures of $70.8 million compared to $76.9 million for the six months ended June 30, 2021. The decrease in capital expenditures was primarily due to a lower amount of capital investment activity at Otter Tail Power in the second quarter of 2022 compared to the previous year.
Financing activities for the six months ended June 30, 2022 included the issuance of $90.0 million of long-term debt at Otter Tail Power through a private placement offering, as described below. The proceeds from the debt offering were used, in part, to repay short-term borrowings, fund capital expenditures, and for other general corporate purposes. Financing activities for the six months ended June 30, 2022 also included net repayments of short-term borrowings of $91.2 million and dividend payments of $34.4 million. Financing activities for the six months ended June 30, 2021 included net proceeds from short-term borrowings of $47.0 million, primarily incurred to fund construction projects at Otter Tail Power, and dividend payments of $32.4 million.
The following table presents the amount of available borrowing capacity under our lines of credit at June 30, 2022 and December 31, 2021:

		2022			2021
(in thousands)	Line Limit	Amount Outstanding	Letters of Credit	Amount Available	Amount Available

Otter Tail Corporation Credit Agreement	$170,000	$—	$—	$170,000	$147,363
Otter Tail Power Credit Agreement	170,000	—	7,844	162,156	88,315
Total	$340,000	$—	$7,844	$332,156	$235,678
In June 2021, Otter Tail Power entered into a Note Purchase Agreement to issue a total of $230.0 million of new long-term debt in the form of senior unsecured notes. The notes were issued in three separate tranches. In November 2021, the 2.74% Series 2021A notes and the 3.69% Series 2021B notes were issued for proceeds of $40.0 million and $100.0 million, respectively. The 3.77% Series 2022A notes were issued in May 2022 for proceeds of $90.0 million. We intend to use a portion of the proceeds from the Series 2022A notes to repay $30.0 million of long-term debt maturing in August 2022.

SEGMENT PERFORMANCE
Electric Segment

	Three Months Ended June 30,
($ in thousands)	2022	2021	$ Change	% Change

Retail Revenues	$113,603	$88,987	$24,616	27.7%
Transmission Services Revenues	11,697	11,840	(143)	(1.2)
Wholesale Revenues	3,537	3,260	277	8.5
Other Electric Revenues	2,112	2,068	44	2.1
Total Electric Revenues	130,949	106,155	24,794	23.4
Net Income	$18,858	$15,433	$3,425	22.2%

Retail MWh Sales	1,286,419	1,086,631	199,788	18.4%
Heating Degree Days (HDDs)	716	533	183	34.3
Cooling Degree Days (CDDs)	154	237	(83)	(35.0)

The following table shows heating and cooling degree days as a percent of normal.

	Three Months Ended June 30,
	2022	2021

HDDs	135.1%	101.1%
CDDs	129.4%	206.1%

The following table summarizes the estimated effect on diluted earnings per share of the difference in retail kilowatt-hour (kwh) sales under actual weather conditions and expected retail kwh sales under normal weather conditions in 2022 and 2021.

	2022 vs Normal	2022 vs 2021	2021 vs Normal

Effect on Diluted Earnings Per Share	$0.03	$—	$0.03

Retail Revenues increased $24.6 million primarily due to the following:
•A $15.8 million increase in fuel recovery revenues primarily due to increased purchased power costs resulting from increased natural gas and market energy prices, increased purchased power volumes due to a planned outage at Coyote Station during the second quarter of 2022, and increased customer demand.
•A $5.2 million increase in retail sales volumes from commercial and industrial customers, primarily due to a new commercial customer load in North Dakota.
•A $4.1 million increase in interim rate revenue due to the finalization of the interim rate refund, as approved by the MPUC in the second quarter of 2022.
These increases were partially offset by a $0.9 million decrease in conservation improvement program (CIP) revenue as CIP spending, and related cost recovery, decreased compared to the previous year.
Production Fuel costs increased $2.6 million as a result of increased fuel cost per kwh, which was partially offset by a 21% decrease in kwhs generated from our fuel-burning plants due to our planned outage at Coyote Station and the retirement of Hoot Lake Plant in May 2021.
Purchased Power costs to serve retail customers increased $13.0 million due to a 64% increase in the price of purchased power per kwh, a 32% increase in the volume of purchased power resulting from the planned outage at Coyote Station, the retirement of Hoot Lake Plant and increased customer demand.
Operating and Maintenance Expense increased $5.7 million primarily due to a $3.0 million increase in maintenance costs from the planned outage at Coyote Station, higher labor costs arising from storm restoration work, and increased travel costs driven by higher fuel costs for our vehicle fleet and increased travel activities. These increased costs were partially offset by decreases in expenses related to our Minnesota rate case and lower CIP expenses compared to the previous year.
Income Tax Expense increased $1.9 million primarily due to increased income before income taxes.

Manufacturing Segment

	Three Months Ended June 30,
(in thousands)	2022	2021	$ Change	% Change

Operating Revenues	$103,196	$84,284	$18,912	22.4%
Net Income	7,555	5,705	1,850	32.4

Manufacturing segment operating revenues increased primarily due to a $11.6 million increase in material costs at BTD, which are passed through to customers in the form of higher sales prices, as a result of increased steel prices. Operating revenues also benefited from an 8% increase in sales volumes as end market demand remains strong and our customers’ supply chains have begun to improve, resulting in more predictable shipping volumes for our products. Gross profit margins during the second quarter of 2022 were positively impacted by increased sales volumes and favorable cost absorption.
Increases in sales prices at T.O. Plastics due to strong customer demand in the horticulture sector and increases related to inflationary costs being experienced across the business also contributed to the segment increase in operating revenues. Despite increases in material costs, gross profit margins increased due to increased sale prices, favorable cost absorption, and decreased net freight costs due to passing through freight surcharges to customers. Increases in operating revenues and gross profit margins contributed to the increase in earnings in the second quarter of 2022.
Plastics Segment

	Three Months Ended June 30,
(in thousands)	2022	2021	$ Change	% Change

Operating Revenues	$165,895	$95,169	$70,726	74.3%
Net Income	63,959	22,544	41,415	183.7

Plastics segment operating revenues and net income increased in the second quarter of 2022 primarily due to an 86% increase in the price per pound of PVC pipe sold. Sales prices continued to increase during the quarter due to increases in the cost of resin, strong demand for PVC pipe products and limited PVC pipe inventories. The increase in sales price well exceeded the 30% increase in the cost of PVC resin and other input materials. The supply and demand market conditions in the second quarter of 2022 were a continuation of the unique market dynamics experienced throughout 2021. Throughout 2021 and the first half of 2022, we, along with other PVC pipe manufacturers, experienced various supply constraints, affecting the availability of PVC resin, additives or other ingredients used to make PVC pipe, which prevented us and others from being able to build inventory levels. Sales volumes decreased 6% in the second quarter of 2022, despite strong customer demand for PVC pipe, due to these supply constraints and low inventory levels.
Corporate Costs

	Three Months Ended June 30,
(in thousands)	2022	2021	$ Change	% Change

Losses Before Income Taxes	$4,773	$2,459	$2,314	94.1%
Income Tax Benefit	(338)	(846)	508	(60.0)
Net Loss	$4,435	$1,613	$2,822	175.0%
The increase in our corporate net loss was primarily the result of investment losses on our corporate-owned life insurance policies and other investments during the second quarter of 2022 compared to investment gains in the second quarter of the previous year. Increased employee benefit expenses related to increases in our estimated health insurance claim costs also contributed to the increase in our corporate net loss compared to the previous year. The gains and losses related to our corporate-owned life insurance policies are non-taxable. Exclusive of these gains and losses, we experienced a decrease in our taxable net loss compared to the previous year, which resulted in a decrease in our income tax benefit.
2022 BUSINESS OUTLOOK
We are increasing our 2022 diluted earnings per share guidance to $6.83 to $7.13 in light of our results for the first half of 2022 and our forecast for the remainder of the year, primarily driven by currently expected performance in our Plastics segment. The midpoint of our revised 2022 diluted earnings per share guidance of $6.98 per share reflects a 65% growth rate from our 2021 diluted earnings per share of $4.23.

The segment components of our revised 2022 diluted earnings per share guidance range compared with 2020 and 2021 actual earnings are as follows:

	2020 EPS by Segment	2021 EPS by Segment	2022 EPS Guidance February 14, 2022		2022 EPS Guidance May 2, 2022		2022 EPS Guidance August 1, 2022
			Low	High	Low	High	Low	High

Electric	$1.63	$1.73	$1.81	$1.85	$1.81	$1.85	$1.84	$1.88
Manufacturing	0.27	0.41	0.42	0.46	0.42	0.46	0.42	0.46
Plastics	0.67	2.34	1.81	2.00	3.26	3.45	4.96	5.15
Corporate	(0.23)	(0.25)	(0.26)	(0.23)	(0.34)	(0.31)	(0.39)	(0.36)
Total	$2.34	$4.23	$3.78	$4.08	$5.15	$5.45	$6.83	$7.13
Return on Equity	11.6%	19.2%	15.3%	16.3%	19.9%	20.9%	25.9%	26.8%
The following items contributed to our revised 2022 earnings guidance:
•We are increasing our previous guidance for our Electric Segment based on the following:
◦Favorable weather for the first six months of 2022 and normal weather for the remainder of 2022.
◦Increased interim rate revenue due to the finalization of the interim rate refund, as approved by the MPUC in the second quarter of 2022.
The above reasons along with the following items support the expected net income growth of 7.5% over 2021:
◦Year over year increase in rate base along with increased load growth from new and existing commercial and industrial customers. Our ending rate base in 2021 grew by 13.7% to $1.6 billion.
◦Lower expected plant outage costs in 2022. The Big Stone Plant outage costs in 2021 were higher than the Coyote Plant outage costs in 2022.
◦The discount rate for our pension plan for 2022 is 3.03% compared with 2.78% in 2021. For each 25 basis point increase in the discount rate, pension expense decreases approximately $1.3 million. The assumed long-term rate of return for 2022 is 6.30% compared with 6.51% in 2021. For each 25 basis point decrease in this rate, pension expense increases approximately $0.9 million. These changes result in a net decrease in pension expense for 2022.
◦Lower interest expense as the $140 million notes issued in November 2021 have a lower interest rate compared to the $140 million of notes that were refinanced.
    These items are expected to be partially offset by:
◦Higher depreciation and property tax expense driven by increasing rate base.
◦Labor costs are expected to be higher in 2022 as open positions were filled during the last half of 2021 and are expected to be employed for all of 2022.
◦Increasing insurance costs related to an increase in insurable values and an increase in insurance rates due to competitive market conditions as well as increasing operating and maintenance expenses due to inflationary pressures resulting from our current economic environment.
•We are maintaining our guidance for our Manufacturing segment and continue to expect net income from this segment to increase 7.3% compared with 2021 based on the following:
◦An increase in sales at BTD driven by end market demand as our customers continue to build inventory to fill shortages created by supply chain challenges. While we have been generally able to meet our customers’ on time delivery requirements, our customers have other supply chain challenges which impact their ability to consistently take our product in line with their production timelines. Steel lead times have improved back to pre-pandemic timeframes. While mill prices have moderated during the first half of 2022, steel costs are expected to remain historically high through the year. These costs could put additional pressure on our profitability if we are unable to pass cost increases on to our customers on a timely basis. While scrap metal prices are expected to remain at current levels through the last half of 2022, we expect annual scrap metal revenues will be lower in 2022. We continue to work on improving labor efficiencies in order to enhance our gross margins.
◦An increase in earnings from T.O. Plastics driven in large part by a full year of increases in product prices that occurred throughout 2021, increased volume of product sold and improved manufacturing productivity.
◦Backlog for the manufacturing companies of approximately $245 million for 2022 compared with $181 million one year ago.
•We are increasing our previous guidance for our Plastics segment based on the following:
•Demand for PVC pipe for the last half of 2022 is now expected to be much stronger than our previous expectations. This has resulted in expectations of higher sales volumes, sales prices and related operating margins for the last half of 2022 as compared to our May 2, 2022 guidance. Resin prices are expected to decline for the last half of 2022 based on recent announcements from resin suppliers. This is expected to put downward pressure on sales prices during the last half of the year resulting in lower operating margins as compared to the first half of 2022.
•Levels of finished goods inventory continue to be low as PVC pipe manufacturers have not been able to build inventory levels given supply constraints related to additives and other ingredients used to make PVC pipe.

•The updated guidance still reflects lower volumes of pounds of pipe sold in 2022 driven by the extremely low levels of finished goods inventory at the beginning of the year.
•There could be additional upside to our current year earnings guidance should sales volumes, sales prices and related operating margins remain stronger than the assumptions used in our updated earnings guidance.
•We are revising our corporate cost guidance for 2022. This is due to investment losses on our corporate-owned life insurance policies and other investments during the second quarter of 2022 and an expected increase in health insurances costs in our self-insured health plan due to higher claims experience.
CONFERENCE CALL AND WEBCAST
The corporation will host a live webcast on Tuesday, August 2, 2022, at 10:00 a.m. CDT to discuss its financial and operating performance.
The presentation will be posted on our website before the webcast. To access the live webcast, go to www.ottertail.com/presentations and select “Webcast.” Please allow time prior to the call to visit the site and download any software needed to listen in. An archived copy of the webcast will be available on our website shortly after the call.
If you are interested in asking a question during the live webcast, visit and follow the link provided in the press release announcing the upcoming conference call.
FORWARD-LOOKING STATEMENTS
Except for historical information contained here, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “outlook,” “plan,” “possible,” “potential,” “projected,” “should,” “will,” “would” and similar words and expressions are intended to identify forward-looking statements. Such statements are based upon the current beliefs and expectations of management. Forward-looking statements made herein, which include statements regarding 2022 earnings and earnings per share, long-term earnings, earnings per share growth and earnings mix, anticipated levels of energy generation from renewable resources, anticipated reductions in carbon dioxide emissions, future investments and capital expenditures, rate base levels and rate base growth, future raw materials costs, future raw materials availability and supply constraints, future operating revenues and operating results, and expectations regarding regulatory proceedings, as well as other assumptions and statements, involve known and unknown risks and uncertainties that may cause our actual results in current or future periods to differ materially from the forecasted assumptions and expected results. The Company’s risks and uncertainties include, among other things, uncertainty of the impact and duration of the COVID-19 pandemic, long-term investment risk, seasonal weather patterns and extreme weather events, counterparty credit risk, future business volumes with key customers, reductions in our credit ratings, our ability to access capital markets on favorable terms, assumptions and costs relating to funding our employee benefit plans, our subsidiaries’ ability to make dividend payments, cyber security threats or data breaches, the impact of government legislation and regulation including foreign trade policy and environmental laws and regulations, the impact of climate change including compliance with legislative and regulatory changes to address climate change, operational and economic risks associated with our electric generating and manufacturing facilities, risks associated with energy markets, the availability and pricing of resource materials, attracting and maintaining a qualified and stable workforce, and changing macroeconomic and industry conditions. These and other risks are more fully described in our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K, as updated in subsequently filed Quarterly Reports on Form 10-Q, as applicable. Forward-looking statements speak only as of the date they are made, and we expressly disclaim any obligation to update any forward-looking information.
Category: Earnings
About the Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility and manufacturing businesses. Otter Tail Corporation stock trades on the Nasdaq Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are in Fergus Falls, Minnesota, and Fargo, North Dakota.
# # #

OTTER TAIL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per-share amounts)	2022	2021	2022	2021

Operating Revenues
Electric	$130,949	$106,155	$261,365	$229,855
Product Sales	269,091	179,453	513,579	317,463
Total Operating Revenues	400,040	285,608	774,944	547,318
Operating Expenses
Electric Production Fuel	14,714	12,164	29,567	26,878
Electric Purchased Power	24,162	11,135	44,691	30,395
Electric Operating and Maintenance Expense	42,379	36,729	86,659	78,150
Cost of Products Sold (excluding depreciation)	152,466	122,578	304,225	224,555
Other Nonelectric Expenses	17,252	15,669	34,457	29,362
Depreciation and Amortization	23,566	23,169	47,113	45,295
Electric Property Taxes	4,435	4,342	8,866	8,662
Total Operating Expenses	278,974	225,786	555,578	443,297
Operating Income	121,066	59,822	219,366	104,021
Other Income and Expense
Interest Charges	8,991	9,555	17,939	18,953
Nonservice Cost Components of Postretirement Benefits	(751)	624	(772)	1,006
Other Income (Expense), net	(889)	734	(629)	1,892
Income Before Income Taxes	111,937	50,377	201,570	85,954
Income Tax Expense	26,000	8,308	43,630	13,556
Net Income	$85,937	$42,069	$157,940	$72,398

Weighted-Average Common Shares Outstanding:
Basic	41,597	41,500	41,573	41,478
Diluted	41,944	41,818	41,907	41,759
Earnings Per Share:
Basic	$2.07	$1.01	$3.80	$1.75
Diluted	$2.05	$1.01	$3.77	$1.73

OTTER TAIL CORPORATION
CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands)	June 30, 2022	December 31, 2021

Assets
Current Assets
Cash and Cash Equivalents	$61,989	$1,537
Receivables, net of allowance for credit losses	225,838	174,953
Inventories	146,964	148,490
Regulatory Assets	20,675	27,342
Other Current Assets	15,923	17,032
Total Current Assets	471,389	369,354
Noncurrent Assets
Investments	53,555	56,690
Property, Plant and Equipment, net of accumulated depreciation	2,149,919	2,124,605
Regulatory Assets	121,954	125,508
Intangible Assets, net of accumulated amortization	8,493	9,044
Goodwill	37,572	37,572
Other Noncurrent Assets	32,618	32,057
Total Noncurrent Assets	2,404,111	2,385,476
Total Assets	$2,875,500	$2,754,830

Liabilities and Shareholders' Equity
Current Liabilities
Short-Term Debt	$—	$91,163
Current Maturities of Long-Term Debt	29,996	29,983
Accounts Payable	133,287	135,089
Accrued Salaries and Wages	24,803	31,704
Accrued Taxes	22,037	19,245
Regulatory Liabilities	19,458	24,844
Other Current Liabilities	58,572	55,671
Total Current Liabilities	288,153	387,699
Noncurrent Liabilities and Deferred Credits
Pensions Benefit Liability	51,783	73,973
Other Postretirement Benefits Liability	66,665	66,481
Regulatory Liabilities	235,456	234,430
Deferred Income Taxes	213,919	188,268
Deferred Tax Credits	16,288	16,661
Other Noncurrent Liabilities	62,994	62,527
Total Noncurrent Liabilities and Deferred Credits	647,105	642,340
Commitments and Contingencies
Capitalization
Long-Term Debt, net of current maturities	823,699	734,014
Shareholders’ Equity
Common Shares	208,154	207,758
Additional Paid-In Capital	421,951	419,760
Retained Earnings	493,351	369,783
Accumulated Other Comprehensive Loss	(6,913)	(6,524)
Total Shareholders' Equity	1,116,543	990,777
Total Capitalization	1,940,242	1,724,791
Total Liabilities and Shareholders' Equity	$2,875,500	$2,754,830

OTTER TAIL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Six Months Ended June 30,
(in thousands)	2022	2021

Operating Activities
Net Income	$157,940	$72,398
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	47,113	45,295
Deferred Tax Credits	(373)	(372)
Deferred Income Taxes	25,160	11,327
Discretionary Contribution to Pension Plan	(20,000)	(10,000)
Allowance for Equity Funds Used During Construction	(617)	(172)
Stock Compensation Expense	5,511	5,524
Other, net	4,893	(2,864)
Change in Operating Assets and Liabilities:
Receivables	(50,885)	(49,465)
Inventories	2,889	(10,859)
Regulatory Assets	5,604	5,753
Other Assets	3,240	(12,920)
Accounts Payable	1,933	16,905
Accrued and Other Liabilities	(3,394)	(468)
Regulatory Liabilities	(3,859)	(4,811)
Pension and Other Postretirement Benefits	475	3,303
Net Cash Provided by Operating Activities	175,630	68,574
Investing Activities
Capital Expenditures	(70,791)	(76,891)
Proceeds from Disposal of Noncurrent Assets	2,840	4,562
Purchases of Investments and Other Assets	(5,944)	(4,074)
Net Cash Used in Investing Activities	(73,895)	(76,403)
Financing Activities
Net Borrowings (Repayments) on Short-Term Debt	(91,163)	46,960
Proceeds from Issuance of Long-Term Debt	90,000	—
Payments for Retirement of Long-Term Debt	—	(169)
Dividends Paid	(34,372)	(32,426)
Payments for Shares Withheld for Employee Tax Obligations	(2,942)	(1,507)
Other, net	(2,806)	(4,712)
Net Cash (Used in) Provided by Financing Activities	(41,283)	8,146
Net Change in Cash and Cash Equivalents	60,452	317
Cash and Cash Equivalents at Beginning of Period	1,537	1,163
Cash and Cash Equivalents at End of Period	$61,989	$1,480

OTTER TAIL CORPORATION
SEGMENT RESULTS (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2022	2021	2022	2021

Operating Revenues
Electric	$130,949	$106,155	$261,365	$229,855
Manufacturing	103,196	84,284	208,154	160,107
Plastics	165,895	95,169	305,425	157,356
Total Operating Revenues	$400,040	$285,608	$774,944	$547,318

Operating Income (Loss)
Electric	$26,869	$23,632	$54,810	$50,309
Manufacturing	10,700	7,980	16,637	15,524
Plastics	86,561	30,530	155,422	43,116
Corporate	(3,064)	(2,320)	(7,503)	(4,928)
Total Operating Income	$121,066	$59,822	$219,366	$104,021

Net Income (Loss)
Electric	$18,858	$15,433	$38,091	$33,019
Manufacturing	7,555	5,705	11,639	11,089
Plastics	63,959	22,544	114,806	31,692
Corporate	(4,435)	(1,613)	(6,596)	(3,402)
Total Net Income	$85,937	$42,069	$157,940	$72,398